Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-71595, 33-14926, 2-79636, 33-14925, 33-14927, 33-53478, 33-56487, 333-30763 and 333-50627) of Chesapeake Corporation of our report dated March 8, 2006 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K filed on March 10, 2006.

PricewaterhouseCoopers LLP

Richmond, Virginia

April 10, 2006